Mail Stop 3651

      May 10, 2006

Via U.S. Mail and Facsimile

Tilman J. Fertitta
Chief Executive Officer
Landry`s Restaurants, Inc.
1510 West Loop South
Houston, TX 77027

RE:	Landry`s Restaurants, Inc.
			Form 10-K for the Fiscal Year Ended December 31,
2005
			Report on Form 8-K/A dated September 27, 2005

      File No. 001-05690



Dear Mr. Fertitta:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.



      Sincerely,


							Linda Cvrkel
							Branch Chief




Via facsimile:	Rick H . Liem, Chief Financial Officer
	(713) 623-5296




Tilman J. Fertitta
Landry's Restaurants, Inc.
May 10, 2006
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